                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                             OAKLEY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies:
     ---------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
     ---------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ---------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
     ---------------------------------------------------------------------------
(5)  Total fee paid:
     ---------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:
     ---------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:
     ---------------------------------------------------------------------------
(3)  Filing Party:
     ---------------------------------------------------------------------------
(4)  Date Filed:
     ---------------------------------------------------------------------------

                                  OAKLEY, INC.
                                    ONE ICON
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 19, 1997

                            ------------------------

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Meeting") of OAKLEY, INC. (the "Company") to be held on Thursday, June 19, 1997, at 10:00 a.m. at the Company's new headquarters in Foothill Ranch, California, for the following purposes:

    1. To elect 6 Directors to serve as such until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

    2. To ratify the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997; and

    3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

    Only shareholders of record at the close of business on April 23, 1997, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

    WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                             [SIGNATURE]

                                          Donna Gordon
                                          SECRETARY

Irvine, California

Dated: April 28, 1997

                                  OAKLEY, INC.
                                    ONE ICON
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 19, 1997

    This Proxy Statement is furnished to shareholders of Oakley, Inc. (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 19, 1997, at 10:00 a.m. at the Company's new headquarters in Foothill Ranch, California, and at any and all adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to shareholders on April 28, 1997.

    This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the Directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

    Holders of record of the Common Stock, $.01 par value per share, of the Company (the "Common Stock") as of the close of business on the record date, April 23, 1997, are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on March 31, 1997, there were 70,656,012 shares of Common Stock issued and outstanding.

    Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR the election of all nominees for Director and FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of the Company. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

    The principal executive offices of the Company are located at One Icon, Foothill Ranch, California 92610.

                       PROPOSAL 1: ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

    Pursuant to the Company's Amended and Restated Articles of Incorporation (the "Articles"), Directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. If, for any reason, the Directors are not elected at the annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company's Bylaws. The Company's Bylaws currently authorize a Board of Directors consisting of not less than one nor more than nine persons and an initial Board of Directors consisting of five Directors.

    The nominees for election to the six positions on the Board of Directors to be voted upon at the Meeting are Jim Jannard, Mike Parnell, Link Newcomb, Irene Miller, Orin Smith and Michael Jordan. Irene Miller, Orin Smith and Michael Jordan (the "Independent Directors") are not employed by, or affiliated with, the Company. Unless authority to vote for the election of Directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Jim Jannard, Mike Parnell, Link Newcomb, Irene Miller, Orin Smith and Michael Jordan to hold office as Directors for a term of one year and until their successors are elected and qualified at the next Annual Meeting of Shareholders. All nominees have advised the Board of Directors that they are able and willing to serve as Directors.

    If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

VOTE

    Each Director will be elected by a favorable vote of a majority of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the outcome. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as Directors.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

    The firm of Deloitte & Touche LLP, the Company's independent auditors for the year ended December 31, 1996, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in such capacity for the fiscal year ending December 31, 1997, subject to ratification by the shareholders. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than as pertain to the engagement of Deloitte & Touche LLP as independent auditors for the Company in the previous year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

VOTE

    The favorable vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Deloitte & Touche LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 1997.

                        BOARD OF DIRECTORS AND OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information (as of March 31, 1997) concerning the directors and executive officers of the Company:

       NAME              AGE                                 POSITION
-------------------      ---      --------------------------------------------------------------
Jim Jannard                  47   Chairman of the Board, President and Director
Mike Parnell                 44   Chief Executive Officer and Director
Link Newcomb                 35   Chief Operating Officer and Director
Robert Bruning               32   Chief Financial Officer
Donna Gordon                 37   Vice President of Finance and Secretary
Kent Lane                    43   Vice President of Manufacturing
Carlos Reyes                 30   Vice President of Development
Colin Baden                  35   Vice President of Design
Irene Miller                 44   Director
Orin Smith                   54   Director
Michael Jordan               34   Director

EXECUTIVE OFFICERS

    Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and President of Oakley since its inception in 1975.

    Mr. Mike Parnell joined Oakley in 1985 and has been Chief Executive Officer and Director since 1986. From 1974 to 1985, Mr. Parnell was employed in various positions with OP Sunwear, including Vice President of Marketing from 1981 to 1985.

    Mr. Link Newcomb joined Oakley in June of 1994 as its Vice President of International Sales. Mr. Newcomb served as Executive Vice President from April 1995 until January 1997 and as Chief Financial Officer from July 1995 until January 1997. In January 1997, Mr. Newcomb was named Chief Operating Officer and appointed to the Board of Directors. Prior to joining Oakley, Mr. Newcomb was an attorney for five years at Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Mr. Newcomb has also been a certified public accountant since 1984.

    Mr. Robert Bruning joined Oakley in January 1997 as its Chief Financial Officer. Mr. Bruning joined Oakley after three years experience at Cobra Golf where he was Chief Accounting Officer from September 1993 to November 1994 and Chief Financial Officer from November 1994 until May 1996. Previously, Mr. Bruning had seven years of public accounting experience at Ernst & Young where he held various positions including Manager of Entrepreneurial Services from 1991 to 1993.

    Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon has also been Corporate Secretary since 1993 and Controller since 1990.

    Mr. Kent Lane joined Oakley in October 1994 and became Vice President of Manufacturing in October 1995. Mr. Lane served as Director of Manufacturing from January 1995 until October 1995. Mr. Lane has 21 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.

    Mr. Carlos Reyes joined Oakley in July 1989 and became Vice President of Development in December 1995. Mr. Reyes has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley's design department in 1993.

    Mr. Colin Baden joined Oakley in February 1996 as Director of Design and became Vice President of Design in February 1997. Prior to joining Oakley, Mr. Baden was a partner at Lewis Architects of Seattle, Washington for six years and began advising Oakley on company image issues in 1993.

BOARD OF DIRECTORS

    Ms. Irene Miller is the Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc. and has been an Oakley director since shortly after the Company's initial public offering in August 1995. Ms. Miller joined Barnes & Noble in January 1991 as Senior Vice President, Corporate Finance, became Executive Vice President and Chief Financial Officer in September 1993 prior to Barnes & Noble's initial public offering, was appointed to the company's Board of Directors in May 1995 and became Vice Chairman of the Board in September 1995. Prior to joining Barnes & Noble, Ms. Miller worked for a decade in the securities industry at Morgan Stanley & Co. and Rothschild, Inc.

    Mr. Orin Smith is the President and Chief Operating Officer of Starbucks Corporation and has been an Oakley director since shortly after the Company's initial public offering in August 1995. Mr. Smith joined Starbucks in 1990 as Chief Financial Officer and Vice President, became Executive Vice President and Chief Financial Officer in 1993 and was named President and Chief Operating Officer in 1994. Prior to joining Starbucks, Mr. Smith was Executive Vice President and Chief Financial and Administrative Officer of Danzas USA, a subsidiary of Europe's largest transportation company. Mr. Smith is also a director of Starbucks.

    Mr. Michael Jordan has been an Oakley director since shortly after the Company's initial public offering in August 1995. Mr. Jordan has achieved one of the most extraordinary records in professional sports during his career with the Chicago Bulls and is completing his twelfth season with the Bulls this year. Among other achievements, Mr. Jordan was voted Most Valuable Player of the National Basketball Association in 1988, 1991, 1992 and 1996. He also captured the NBA's scoring title in seven consecutive seasons, from 1987 through 1993 and again in 1996 and 1997. Prior to joining the Chicago Bulls, Mr. Jordan was an All American player at the University of North Carolina, from which he graduated in 1986.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Board of Directors held six meetings in 1996, including regularly scheduled and special meetings. Mr. Jordan attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Nominating Committee (of which he was a member). The Board of Directors has established standing audit, compensation, stock option and nominating committees as set forth below.

    AUDIT COMMITTEE.  The Audit Committee currently consists of two  Independent
Directors: Ms. Miller and Mr. Smith. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times in 1996.

    COMPENSATION COMMITTEE. The Compensation Committee currently consists of Ms. Miller and Mr. Smith. The Compensation Committee determines, and reports to the Board of Directors with respect to, compensation for the Company's executive officers. The Compensation Committee met four times in 1996.

    STOCK OPTION COMMITTEE. The Stock Option Committee currently consists of Mr. Parnell and Ms. Miller. The Stock Option Committee reports to the Board of Directors regarding, and administers, the Company's 1995 Stock Incentive Plan, except that the entire Board of Directors administers the 1995 Stock Incentive Plan with respect to directors and officers subject to Section 16 of the Exchange Act. The Stock Option Committee, which until late 1996 consisted of Mr. Jannard and Ms. Miller, met five times in 1996.

    NOMINATING COMMITTEE. The Nominating Committee currently consists of Messrs. Parnell and Jordan. The Nominating Committee is responsible for selecting a slate of potential Directors to be nominated by the Company's Board of Directors at each annual meeting of shareholders. The Nominating Committee met in March 1996 and April 1997 and recommended to the Company's Board of Directors the six nominees for Director referred to herein.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company receive no compensation for serving on the Board. Directors who are not employees of the Company receive a retainer fee of $25,000 per year for their services. All Directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. Under the 1995 Stock Incentive Plan, each non-employee Director may irrevocably elect annually to waive the receipt of all or any part of his or her annual retainer and/or meeting fees (if any) for the year commencing immediately following each annual shareholders meeting and in lieu thereof receive a fixed number of non-qualified stock options for such year, with the number of such options fixed by the Board of Directors, based on the amount of fees so waived and an independent appraisal of the intrinsic value of such options. Such options are exercisable in full on March 1 of the year following the date of grant. The option price per share of Common Stock purchaseable under such options is 100% of the fair market value of the Common Stock on the date of grant.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 1996 (the "Named Executive Officers") for the fiscal years ended December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                       ANNUAL COMPENSATION               ------------------
                                          ---------------------------------------------      SECURITIES
                                                                         OTHER ANNUAL        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)      BONUS($)      COMPENSATION($)    OPTIONS/ SARS(#)     COMPENSATION($)
-----------------------------  ---------  ---------  ----------------  ----------------  ------------------  -------------------
Jim Jannard .................       1996    219,633             --(1)         --                 --                  --
 Chairman of the Board and          1995    380,697      9,312,252(2)         --                 --                  --
 President                          1994    380,670     20,916,223(2)         --                 --                  --
Mike Parnell ................       1996    185,577        362,000(2)         --               17,500                   300(3)
 Chief Executive Officer            1995    132,500      1,567,228            --               86,958                --
                                    1994     65,000      4,708,619(2)         --                 --                  --
Link Newcomb ................       1996    157,212        362,000            --   (4)         17,500                   300(3)
 Chief Operating Officer            1995     91,346        236,607         201,860            173,914                --
                                    1994                    25,000          157,762(4)           --                  --
Kent Lane ...................       1996    116,165         65,250            --               26,674                   288(3)
 Vice President of                  1995     96,900         26,000            --               21,740                --
 Manufacturing                      1994     17,850          2,000            --                 --                  --
Donna Gordon ................       1996    106,923         45,250           66,743(5)         25,174                   300(3)
 Vice President of Finance          1995     79,898         67,923               --            26,088                   300(3)
 and Secretary                      1994     69,760         19,357            --                 --                  --

------------------------

(1) Mr. Jannard was not entitled to payment of his annual bonus for fiscal 1996. See "Compensation Committee Report -- Compensation of the Chairman and President."

(2) Includes bonus payments for 1995 under the Company's Executive Officer Performance Bonus Plan of $1,096,524 and $657,914, respectively, for Messrs. Jannard and Parnell. Also includes for 1995 and 1994 bonuses paid with respect to periods prior to the Company's initial public offering of Common Stock. Amounts shown are net of approximately $5,979,823 and $3,924,000 for Mr. Jannard, and $664,425 and $436,000 for Mr. Parnell, which represent in each case amounts paid by the Company in respect of Federal and state income taxes on the Company's income during 1995 and 1994, respectively. The Company was an S corporation for Federal and state income tax purposes during 1994 and through August 1995.

(3) Represents the Company's matching 401(k) plan contribution.

(4) Represents commissions on sales and $75,505 and $10,000 as reimbursement for relocation and related expenses in 1995 and 1994, respectively.

(5) Represents payment to Ms. Gordon to conclude a prior agreement regarding an automobile.

    The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                       NUMBER OF                                                   VALUE AT ASSUMED
                                      SECURITIES       % OF TOTAL                               ANNUAL RATES OF STOCK
                                      UNDERLYING      OPTIONS/ SARS                             PRICE APPRECIATION FOR
                                     OPTIONS/SARS      GRANTED TO      EXERCISE OR                   OPTION TERM
                                        GRANTED       EMPLOYEES IN     BASE PRICE   EXPIRATION  ----------------------
NAME                                    (#)(1)         FISCAL YEAR       ($/SH)        DATE     5% ($)(2)  10% ($)(2)
-----------------------------------  -------------  -----------------  -----------  ----------  ---------  -----------
Jim Jannard........................           0                 0          --           --         --          --
Mike Parnell.......................      17,500               2.1       $  11.625    12/6/06      127,941     324,227
Link Newcomb.......................      17,500               2.1       $  11.625    12/6/06      127,941     324,227
Kent Lane..........................      26,674(3)            3.2       $  11.625    12/6/06      190,387     479,932
Donna Gordon.......................      25,174(3)            3.0       $  11.625    12/6/06      179,421     452,141

------------------------
(1) The options identified in this table were granted under the Company's 1995 Stock Incentive Plan and are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event of the termination of a Named Executive Officer's employment within 12 months following a change in control (as defined in the stock option agreements evidencing such grants), the options will become immediately vested and exercisable in full upon such termination of employment. To the extent permitted under applicable law, the options granted are "incentive stock options" for purpose of Section 422 of the Internal Revenue Code of 1986, as amended, and otherwise are nonqualified stock options.

(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.

(3) The option grants shown for Mr. Lane and Ms. Gordon each include 14,174 options that were originally granted on July 29, 1996 at an exercise price of $15.875 per share and re-priced on December 6, 1996. The vesting schedule for such options was not changed. See "Re-Pricing Report."

    The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of December 31, 1996. No options were exercised by the Named Executive Officers in fiscal 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                     NUMBER OF SECURITIES       VALUE OF
                                                                                          UNDERLYING          UNEXERCISED
                                                                                          UNEXERCISED         IN-THE-MONEY
                                                                                        OPTIONS/SARS AT       OPTIONS/SARS
                                                                                          FY-END (#)        AT FY-END ($)(1)
                                                                                     ---------------------  ----------------
                                            SHARES ACQUIRED ON          VALUE            EXERCISABLE/         EXERCISABLE/
NAME                                           EXERCISE (#)         REALIZED ($)         UNEXERCISABLE       UNEXERCISABLE
-----------------------------------------  ---------------------  -----------------  ---------------------  ----------------
Jim Jannard..............................                0                    0               0/0                 0/0
Mike Parnell.............................                0                    0          21,739/82,719            0/0
Link Newcomb.............................                0                    0         43,478/147,936            0/0
Kent Lane................................                0                    0          5,435/42,979             0/0
Donna Gordon.............................                0                    0          6,522/44,740             0/0

------------------------
(1) Based upon the reported closing price of $11.00 per share of Common Stock on the New York Stock Exchange on December 31, 1996.

                             EMPLOYMENT AGREEMENTS

    Messrs. Jannard and Parnell entered into employment agreements with the Company in August 1995, prior to the Company's initial public offering of Common Stock (the "Offering"). The agreements each have a term of two years and contain a non-competition provision effective through the term of employment and for an additional two years from the end of such term. Pursuant to an amendment to his agreement in 1996, Mr. Jannard receives no base salary from the Company. However, Mr. Jannard is entitled to receive an annual performance bonus, with the amount of the bonus being determined pursuant to the Company's Executive Officer Performance Bonus Plan (the "Performance Bonus Plan"). The target bonus for Mr. Jannard under the Performance Bonus Plan is required to be an amount not less than $1,000,000 per year. Pursuant to the agreement with Mr. Parnell, as amended, the Company pays Mr. Parnell a base salary of $350,000 per year and a performance bonus, with the amount of the bonus being determined pursuant to the Performance Bonus Plan. The target bonus for Mr. Parnell under the Performance Bonus Plan is required to be an amount not less than $200,000 per year. Commencing on the expiration of the term of the employment agreement, or earlier should the employment agreement be terminated other than for cause (as defined in the agreements), the Company and Mr. Jannard or Mr. Parnell, as the case may be, will enter into a two-year consulting agreement under which such executive will render certain consulting services for which the Company will pay an annual consulting fee, the amount of which will be determined at the time the consulting agreements are entered into. In addition, each executive is entitled to certain fringe benefits, including access to vehicles and aircraft leased or owned by the Company and full Company-paid medical insurance for himself and his immediate family during his lifetime. The Company is currently in discussions with Mr. Jannard and Mr. Parnell regarding new employment agreements to be effective upon expiration of their existing agreements in August 1997.

    On January 31, 1997, Mr. Newcomb entered into a new employment agreement with the Company pursuant to which he will serve as the Company's Chief Operating Officer. Mr. Newcomb's agreement has a term of three years, which will automatically be extended by one year on each anniversary of the agreement, unless either party provides written notice that it does not wish to extend the term. The agreement, as subsequently amended, provides for a base salary of $300,000 per year and an annual target bonus under the Performance Bonus Plan of not less than $200,000. In addition, in connection with his promotion to Chief Operating Officer, Mr. Newcomb received a grant of options to purchase 300,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. Mr. Newcomb's agreement also contains a non-competition provision effective through the term of the agreement and, in the event his employment is terminated by the Company for cause or by Mr. Newcomb without good reason, for a period of two years thereafter.

    On January 16, 1997, Robert Bruning entered into an employment agreement with the Company whereby he will serve as the Chief Financial Officer of the Company. Mr. Bruning's agreement has a term of two years, which will automatically be extended by one year on each anniversary of the agreement, unless either party provides written notice that it does not wish to extend the term. The agreement provides for a base salary of $145,000 per year and an annual target bonus under the Performance Bonus Plan of not less than $60,000. In addition, pursuant to the terms of the agreement, Mr. Bruning received a grant of options to purchase 60,000 shares of the Company's Common Stock with an exercise price equal to the closing price of the Common Stock on his date of hire. The agreement also provides for reimbursement of certain relocation expenses incurred by Mr. Bruning. Mr. Bruning's agreement also contains a non-competition provision effective through the term of the agreement and, in the event his employment is terminated by the Company for cause or by Mr. Bruning without good reason, for a period of two years thereafter.

                                REPRICING REPORT

    In December 1996, the Board of Directors re-priced options that had been granted in July 1996 by the Stock Option Committee to Donna Gordon and Kent Lane upon their promotion to the offices of Vice President of Finance and Vice President of Manufacturing, respectively. The options originally had an exercise price of $15.875 per share, which was equal to the fair market value of the Common Stock at the time of grant. The exercise price was reduced to $11.625 per share, equal to the fair market value of the Common Stock at the time of the re-pricing. The Board believes that stock options serve their purpose as an effective compensation tool when they provide realistic incentives related to the Company's performance and align the interests of the optionee with the interests of the Company's shareholders. This is especially true in the case of officers whose base salary is relatively low in comparison to industry and competitive norms and for whom performance-based incentives such as stock options account for a substantial portion of their compensation. It is the Board's belief that, by re-pricing the July 1996 grants to Ms. Gordon and Mr. Lane, the underlying stock options would provide a more realistic incentive related to the Company's performance and properly align the interests of these optionees with those of the Company's shareholders. In this regard, Ms. Gordon's and Mr. Lane's efforts will be of crucial importance in improving the Company's performance and increasing the stock price. Accordingly, their efforts should be reflected in the value and pricing of their stock options. In addition, it should be noted that prior option grants made to Ms. Gordon and Mr. Lane at the time of the Company's initial public offering in August 1995 have not been re-priced. The exercise price of such options remains $11.50 per share.

                                                    JIM JANNARD
                                                    MIKE PARNELL
                                                    MICHAEL JORDAN
                                                    IRENE MILLER
                                                    ORIN SMITH

    THE RE-PRICING REPORT WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                           NUMBER OF
                                          SECURITIES        MARKET PRICE OF   EXERCISE PRICE               LENGTH OF ORIGINAL
                                      UNDERLYING OPTIONS/  STOCK AT TIME OF     AT TIME OF        NEW         OPTION TERM
                                       SARS REPRICED OR      REPRICING OR      REPRICING OR    EXERCISE   REMAINING AT DATE OF
NAME                         DATE         AMENDED (#)        AMENDMENT ($)     AMENDMENT ($)   PRICE ($)  REPRICING AMENDMENT
-------------------------  ---------  -------------------  -----------------  ---------------  ---------  --------------------
Kent Lane................    12/6/96          14,174              11.625            15.875        11.625    9 years 235 days
Donna Gordon.............    12/6/96          14,174              11.625            15.875        11.625    9 years 235 days

                         COMPENSATION COMMITTEE REPORT

    The report of the Compensation Committee of the Board of Directors with respect to compensation in fiscal 1996 is as follows:

COMPENSATION PHILOSOPHY

    The overall policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three primary elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an executive officer's level of responsibility increases, it is the Company's general intent that a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation than upon base salary.

COMPONENTS OF COMPENSATION

    The principal components of executive officer compensation are generally as follows:

    -BASE  SALARY.   With  respect to  Messrs. Parnell  and Newcomb,  their base salary is fixed in accordance with the terms of their respective employment agreements. See "Employment Agreements." As of July 22, 1996, Mr. Jannard waived all future payments of base salary pursuant to his employment agreement, and he now receives no base salary from the Company. With respect to officers who do not have employment agreements with the Company, salary is determined on the basis of individual performance and competitive market practices as reflected in informal information available to the Company.

    -ANNUAL PERFORMANCE  BONUS.   Annual bonuses  are payable  to the  Company's
     executive officers under the Company's Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") based on the Company's achievement of certain pre-set corporate financial performance targets established for the fiscal year. The minimum target bonuses for Messrs. Jannard, Parnell and Newcomb are set forth in their respective employment agreements. With respect to officers who do not have employment agreements with the Company, their target bonuses are determined on the basis of individual performance and competitive market practices as reflected in informal information available to the Company. The actual financial performance (measured by pre-tax income) for fiscal 1996 was approximately 9.5% less than the target established. Accordingly, the actual bonuses paid with respect to fiscal 1996 were 9.5% less than the executives' target bonuses.

    -LONG-TERM  INCENTIVE  COMPENSATION.    Long-term  incentives  are  provided
     through stock option grants and other stock-based awards under the Company's 1995 Stock Incentive Plan. Awards under the 1995 Stock Incentive Plan are designed to further align the interests of each executive officer with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company's business. Prior to November 1, 1996, option grants to the Named Executive Officers were made by Mr. Jannard and Ms. Miller, who constituted the Stock Option Committee during such period. However, due to certain changes to Rule 16b-3 under the Exchange Act, since November 1, 1996 grants to the Named Executive Officers have been made by the entire Board of Directors. In July 1996, Donna Gordon and Kent Lane were granted stock options to reflect their promotion to the offices of Vice President of Finance and Vice President of Manufacturing, respectively. As described in "Re-pricing Report," these options were re-priced in December 1996. As part of a broad-based grant of stock options made to a large group of key employees, additional grants were made to Ms. Gordon and to Messrs. Parnell, Newcomb and Lane in December 1996.

COMPENSATION OF THE CHAIRMAN AND PRESIDENT

    Until July 22, 1996, pursuant to the terms of his employment agreement, Mr. Jannard was paid a base salary at the rate of approximately $380,000 per year. However, as of that date, Mr. Jannard waived all future payments of base salary pursuant to his employment agreement, and he currently receives no salary from the Company. Because of delays in bringing the Company's X METALS line to market, Mr. Jannard was not entitled to any bonus under the Performance Bonus Plan and accordingly received no bonus for fiscal 1996. Mr. Jannard also did not receive a grant of stock options in fiscal 1996 under the 1995 Stock Incentive Plan.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                                                    IRENE MILLER
                                                    ORIN SMITH
                                                    JIM JANNARD*
                                                    MICHAEL JORDAN*
                                                    MIKE PARNELL*

*With respect to that portion of the report entitled "--Long Term Compensation" only.

    THE COMPENSATION COMMITTEE REPORT WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for Oakley, Inc., the Standard & Poor's 500 Composite Index and the Standard & Poor's Midcap 400 Index, during the period commencing on August 10, 1995, the date of the Company's initial public offering, and ending on December 31, 1996. The comparison assumes $100 was invested on August 10, 1995 in each of the Common Stock, the Standard & Poor's 500 Composite Index and the Standard & Poor's Midcap 400 Index and assumes the reinvestment of all dividends, if any. At this time, the Company does not believe it can reasonably identify an industry peer group, and therefore the Company has instead selected the Standard & Poor's Midcap 400 Index, which includes companies with similar market capitalizations to that of the Company, as a comparative index for purposes of complying with certain requirements of the Securities and Exchange Commission. EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     STOCK PRICE PERFORMANCE GRAPH
                                                     8/10/1995   9/30/1995   12/31/1995   3/31/1996   6/30/1996   9/30/1996
Oakley, Inc.                                              $100        $109         $125        $139        $167        $157
S&P 500 Composite Index                                   $100        $105         $111        $117        $122        $126
S&P Midcap 400                                            $100        $102         $103        $109        $112        $116

     STOCK PRICE PERFORMANCE GRAPH
                                          12/31/1996
Oakley, Inc.                                     $81
S&P 500 Composite Index                         $136
S&P Midcap 400                                  $123

                                                 8/10/95      9/30/95     12/31/95      3/31/96      6/30/96      9/30/96
------------------------------------------------------------------------------------------------------------------
Oakley, Inc.                                    $     100    $     109    $     125    $     139    $     167    $     157
S&P 500 Composite Index                         $     100    $     105    $     111    $     117    $     122    $     126
S&P Midcap 400                                  $     100    $     102    $     103    $     109    $     112    $     116

                                                12/31/96
---------------------------------------------
Oakley, Inc.                                    $      81
S&P 500 Composite Index                         $     136
S&P Midcap 400                                  $     123

    THE STOCK PRICE PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Irene Miller and Orin Smith. However, pursuant to certain requirements of Rule 16b-3 under the Exchange Act, certain grants of stock options to the Named Executive Officers in 1996 were made by all the then members of the Board of Directors (with Mr. Parnell abstaining with respect to his own option grant). Messrs. Jannard and Parnell are officers of the Company. See "Certain Transactions" immediately below.

                              CERTAIN TRANSACTIONS

    Prior to the Company's relocation in early 1997, the Company leased its headquarters facility from a partnership of which Mr. Jannard and Mr. Parnell are the sole partners. Aggregate lease payments under such lease for 1996 were $283,000. During 1995, the lease was amended to provide for the Company's ability to terminate the lease without any material payment obligation on the part of the Company. The lease was terminated by the Company in early 1997 in connection with its relocation to a new site.

    As part of a distribution by the Company to its shareholders (the "S Corporation Distribution") that included all of its and its predecessor's previously earned and undistributed taxable S corporation earnings through the date of the consummation of the Company's initial public offering, the Company distributed certain aircraft to Mr. Jannard and a trust (the "Parnell Trust") for the benefit of Mr. Parnell and his immediate family (collectively, the "Principal Shareholders"). The Company leased back certain of such aircraft from companies controlled by the Principal Shareholders ("Lessors"). Such leases have terms of five years with aggregate annual lease payments of $100,000, and are renewable at the option of the Company and the applicable Lessor. The Company bears all costs and expenses of operating and maintaining the aircraft while under lease. During 1996, the Company made aggregate payments under such leases of $100,000.

    In July 1995, the Company entered into a ten-year agreement with Mr. Jordan for the endorsement of Oakley eyewear. Pursuant to such agreement, Mr. Jordan is paid an annual retainer of $500,000 and received options to purchase 217,392 shares of Common Stock at an exercise price of $11.50 per share (the fair market value on the date of grant). The Company paid Mr. Jordan $500,000 during 1996 pursuant to this agreement.

    In January 1997, the Company borrowed $3.0 million from Mr. Jannard. This amount, together with interest at the rate payable by the Company under its bank credit agreement, was repaid in March 1997. Since the beginning of 1996, Mr. Jannard has borrowed from the Company various amounts for use by Mr. Jannard in connection with various matters unrelated to the business of Oakley. All of such indebtedness was repaid by Mr. Jannard within one month of the date incurred. The largest amount of such indebtedness outstanding at any time since the beginning of 1996 was approximately $270,000.

    Since early 1996, the Company has been paying the fees of its tax advisors for certain work involving both the Company and Messrs. Jannard and Parnell. Messrs. Jannard and Parnell have agreed to reimburse the Company for all of such fees which, at March 31, 1997, aggregated approximately $275,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information available to the Company, as of March 31, 1997, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of such shares and (ii) held individually and as a group by the Directors and Executive Officers of the Company.

                                                                                                     PERCENTAGE OF
NAME AND ADDRESS                                                                    SHARES OF        COMMON STOCK
OF BENEFICIAL OWNER (1)                                                            COMMON STOCK       OUTSTANDING
-------------------------------------------------------------------------------  ----------------  -----------------
DIRECTORS AND EXECUTIVE OFFICERS
Jim Jannard....................................................................     35,730,000              50.6%
Mike Parnell(2)................................................................      3,861,739(3)            5.5%
Link Newcomb...................................................................         46,786(4)          *
Robert Bruning.................................................................          1,000             *
Kent Lane......................................................................          8,043(5)          *
Donna Gordon...................................................................          9,566(6)          *
Carlos Reyes...................................................................          1,732(7)          *
Colin Baden....................................................................          1,899(8)          *
Irene Miller...................................................................         13,714(9)          *
Orin Smith.....................................................................          6,700(10)         *
Michael Jordan.................................................................        178,724(11)         *
  Directors and Executive Officers as a group (11 persons).....................     39,859,903(12)          56.4%
5% OR GREATER HOLDERS:
M. and M. Parnell Revocable Trust..............................................      3,840,000               5.4%

------------------------

 (1) Unless otherwise indicated, the address of the beneficial owner is c/o Oakley, Inc., One Icon, Foothill Ranch, California 92610.

 (2) All of the shares beneficially owned by Mr. Parnell are held through the M. and M. Parnell Revocable Trust, other than 21,739 shares issuable upon exercise of stock options.

 (3) Includes 21,739 shares issuable upon exercise of stock options.

 (4) Includes 43,478 shares issuable upon exercise of stock options.

 (5) Includes 5,435 shares issuable upon exercise of stock options.

 (6) Includes 6,522 shares issuable upon exercise of stock options.

 (7) Includes 1,449 shares issuable upon exercise of stock options.

 (8) Includes 1,499 shares issuable upon exercise of stock options.

 (9) Includes 9,368 shares issuable upon exercise of stock options.

(10) Includes 3,500 shares issuable upon exercise of stock options.

(11) Includes 30,902 shares issuable upon exercise of stock options.

(12) Includes 123,892 shares issuable upon exercise of stock options.

 * Less than one percent.

                                 OTHER MATTERS

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and beneficial owners of more than ten percent of the Company's stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

    Based solely on the Company's review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 1996, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders were complied with, subject to the following exceptions: Michael Jordan, Irene Miller, Kent Lane and Donna Gordon each inadvertently failed to timely file a Form 4 reporting a transaction in July of 1996. These reports were filed on April 10, 1997. Link Newcomb, Carlos Reyes, Mike Parnell, Donna Gordon and Kent Lane each inadvertently failed to timely file a Form 4 reporting a transaction in December of 1996. These reports were filed on April 10, 1997. Robert Bruning inadvertently failed to timely file a Form 3 reporting a transaction in December of 1996. The report was filed on March 10, 1997.

    SHAREHOLDERS' PROPOSALS. Proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 1997 must be received by the Company, marked to the attention of the Secretary, no later than December 31, 1996. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for proposals in order to be included in the proxy statement.

                                             THE BOARD OF DIRECTORS

Irvine, California

                                    PROXY

                                  OAKLEY, INC.
                                  COMMON STOCK
                   PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINT(S) MIKE PARNELL AND LINK NEWCOMB AS PROXIES WITH FULL POWER OF SUBSTITUTION, HEREBY AUTHORIZE(S) EACH OF THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL SHARES OF COMMON STOCK OF OAKLEY, INC. (THE "COMPANY") HELD OF RECORD BY THE UNDERSIGNED ON APRIL 23, 1997 AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 1997, AT 10:00 A.M., LOCAL TIME, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AT THE OAKLEY, INC. HEADQUARTERS AT ONE ICON, FOOTHILL RANCH, CALIFORNIA 92610 AND HEREBY REVOKE(S) ANY PROXIES HERETOFORE GIVEN.

BY SIGNING AND DATING THE REVERSE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE "FOR" EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.


          Check here for   /   /
          address change

NEW ADDRESS:
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(Continued and to be signed and dated on reverse side)

/ X /  Please mark your
       votes as in this
       example.

THE BOARD OF DIRECTORS OF OAKLEY, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

1. Election of Directors

/ / FOR ALL NOMINEES LISTED TO THE RIGHT

/ / WITHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED TO THE RIGHT

Instructions: To withhold authority to vote for any individual nominee, check the "FOR ALL NOMINEES" box to the left, and strike a line through that nominee's name below.

For, except vote withheld from the following nominee(s):

Nominees:   Jim Jannard
            Mike Parnell
            Link Newcomb
            Irene Miller
            Orin Smith
            Michael Jordan


2. Ratification of the selection of Deloitte &Touche LLPas independent auditors.

            /   / FOR     /   / AGAINST         /   / ABSTAIN

3. In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof.


IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING OF THE STOCKHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.

SIGNATURE                                      DATE                         1997
          ------------------------------------      ----------------------,
                                                    (Be sure to date proxy)


SIGNATURE                                      DATE                         1997
          ------------------------------------      ----------------------,
            Signature if held jointly               (Be sure to date proxy)




PLEASE VOTE, SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE USING THE ENCLOSED ENVELOPE